UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2011

AFFINION GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	333-133895	16-1732152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 High Ridge Park

Stamford, CT 06905

(Address of Principal Executive Offices)

(203) 956-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On July 21, 2011, the Compensation Committee (the “Committee”) of the joint Board of Directors of Affinion Group, Inc. (the “Company”) and Affinion Group Holdings, Inc., the parent of the Company (“Holdings”), approved changes to the compensatory arrangements of certain of the Company’s named executive officers, namely Messrs. Nathaniel J. Lipman, Todd H. Siegel and Steven E. Upshaw.

The Committee approved a grant to Mr. Siegel of a stock option to purchase 250,000 shares of common stock of Holdings, par value $0.01 per share (“Common Stock”), under Holdings’ 2007 Stock Award Plan (the “2007 Plan”). Mr. Siegel’s option is scheduled to vest ratably on each of the first four anniversaries of the grant date, July 21, 2011, and is subject to the terms of the 2007 Plan.

The Committee approved a grant to Mr. Siegel of 50,000 restricted stock units of Holdings (“RSUs”) under the 2007 Plan equal in aggregate value (the “Award Value”) to approximately $458,000 (based on the value per share of Common Stock of approximately $9.16 on July 21, 2011). The RSUs are scheduled to vest in four equal installments on (i) April 6, 2012 (or if earlier, upon the seventh day following the Company’s filing date of its Annual Report on Form 10-K for the fiscal year ending December 31, 2011), (ii) August 21, 2012 (or if earlier, upon the seventh day following the Company’s filing date of its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2012), (iii) April 8, 2013 (or if earlier, upon the seventh day following the Company’s filing date of its Annual Report on Form 10-K for the fiscal year ending December 31, 2012), and (iv) August 21, 2013 (or if earlier, upon the seventh day following the Company’s filing date of its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2013) (each, a “Vesting Date”), respectively, subject to Mr. Siegel’s continuing employment through such Vesting Date. Mr. Siegel may make an election to receive cash in lieu of Common Stock otherwise deliverable in respect of a Vesting Date in an amount equal to 25% of the Award Value. Any such election must be made in writing within seven calendar days preceding the applicable Vesting Date and once made, will be irrevocable. Mr. Siegel’s opportunity to elect to receive cash in lieu of Common Stock is separate and distinct with respect to each of the four Vesting Dates. Upon termination of employment for any reason, Mr. Siegel will forfeit his entire unvested portion of RSUs.

For federal income tax purposes, Holdings is generally required to withhold 25% of the fair market value of any portion of Mr. Siegel’s grant of RSUs that vests. Holdings will withhold such amount (i) in cash, if Mr. Siegel elects to receive cash in lieu of Common Stock or (ii) in shares of Common Stock. At each Vesting Date, if Mr. Siegel does not elect to receive cash in lieu of Common Stock deliverable to Mr. Siegel in respect of such Vesting Date, to satisfy any additional tax liability upon vesting, Mr. Siegel has the option to put an amount of shares of Common Stock to Holdings in exchange for a cash payment equal to no more than 15% of the value of RSUs that vested on such Vesting Date.

Further, the Committee approved the following changes to the compensatory arrangements of Messrs. Siegel and Upshaw, effective July 1, 2011: (i) Mr. Siegel’s base salary will increase to $425,000 and he will continue to be eligible for an annual target bonus of 125% of his base salary and (ii) Mr. Upshaw’s base salary will increase to $400,000 and he will continue to be eligible for an annual target bonus of 125% of his base salary. Both bonuses will be subject to the meeting of performance objectives determined each year by the Company.

The Committee also approved a monthly housing allowance for Mr. Lipman equal to approximately $5,200 (plus a tax gross-up on the housing allowance).

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINION GROUP, INC.

Date: July 21, 2011	By:	/S/ TODD H. SIEGEL

Name: Todd H. Siegel
Title: Executive Vice President and Chief Financial Officer